UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to

Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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SYNNEX Corporation

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SYNNEX CORPORATION

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

February 21, 2019

Dear Stockholder:

You are cordially invited to attend our 2019 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m., Pacific Time, on March 15, 2019, at our offices at 44201 Nobel Drive, Fremont, California 94538.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or vote by telephone or via the Internet. Your shares cannot be voted unless you submit your proxy, vote by telephone or via the Internet, or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

SYNNEX Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 15, 2019

To our Stockholders:

SYNNEX Corporation will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on March 15, 2019, at our offices at 44201 Nobel Drive, Fremont, California 94538.

We are holding this Annual Meeting:

•	to elect eleven directors to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to hold an advisory vote on Executive Compensation;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on February 5, 2019 are entitled to notice of, and to vote at, this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office at 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at this Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed envelope, or vote by telephone or via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 21, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on March 15, 2019.

Our Proxy Statement for our 2019 Annual Meeting of Stockholders, along with the proxy card, our Annual Report on Form 10-K for the fiscal year ended November 30, 2018 and Letter to Stockholders dated February 21, 2019, are available at www.viewproxy.com/synnex/2019.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting

• Date and Time	March 15, 2019 at 10:00 a.m. Pacific Time

• Place	44201 Nobel Drive, Fremont, California 94538

• Record Date and Voting

February 5, 2019

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

Proposal (1) Election of Directors. Each director nominee is elected annually by a plurality vote. We are asking stockholders to vote FOR each director nominee. All of our director nominees have experience or qualifications in, among other areas, Leadership, Strategy, Business Management, Mergers and Acquisitions, and Board Governance; their additional experience and qualifications are listed below.

Name and Principal Occupation	Age	Director Since	Experience/Qualifications	Independent	Committee Membership	Current Other U.S.- Listed Public Company Boards
Kevin Murai Chairman of the Board, Former President and CEO, SYNNEX Corporation	55	2008	Distribution, Technology, Supply-Chain Logistics, International Business			1

Dwight Steffensen Lead Director, Former Chairman and CEO, Merisel, Inc.	75	2002	Distribution, Technology, Finance	X	Executive	0

Dennis Polk President and CEO, SYNNEX Corporation	52	2012	Distribution, BPO Services, Finance, Supply-Chain Logistics, International Business, Operational Management		Executive (Chair)	1

Fred Breidenbach Principal, FA Breidenbach & Associates and Former President and COO of Gulfstream Aerospace Corporation	72	2003	Manufacturing, Supply-Chain Logistics, International Business; Operational Management	X	Compensation Nominating	0

Name and Principal Occupation	Age	Director Since	Experience/Qualifications	Independent	Committee Membership	Current Other U.S.- Listed Public Company Boards
Hau Lee Professor of Operations, Information and Technology, Stanford University Graduate School of Business	66	2012	Technology, Supply-Chain Logistics, International Business	X	Compensation Nominating	0

Matthew Miau Chairman, MiTAC Holdings Corporation, Synnex Technology International Corp., UPC Technology Corp., and Lien Hwa Industrial Corp.	72	1992	Distribution, BPO Services, Manufacturing, International Business; Long-Term Investor Perspective			0

Gregory Quesnel Former President and CEO, CNF Inc.	70	2005	Distribution, Finance, Supply-Chain Logistics	X	Compensation (Chair) Executive Nominating	2

Ann Vezina Former Corporate Vice President, Human Resources, Xerox Business Services LLC	56	2017	BPO Services, Personnel Management, Technology, International Business	X	Audit	0

Thomas Wurster Former Senior Partner and Managing Director, The Boston Consulting Group	66	2012	Distribution, Technology, Supply-Chain Logistics	X	Nominating (Chair) Compensation Executive	0

Duane Zitzner Consultant and Former Executive Vice President, Personal Systems Group, Hewlett-Packard Company	71	2007	Manufacturing, Technology, Supply-Chain Logistics, International Business	X	Audit	0

Andrea Zulberti Former Managing Director, Barclays Global Investors (now BlackRock, Inc.)	67	2010	Finance, Technology, International Business	X	Audit (Chair) Executive	0

Proposal (2) Advisory Vote on Executive Compensation. We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our company’s goals of recognizing sustained financial and operating performance and leadership excellence, and aligning our executives’ long-term interests with those of our stockholders.

2018 Executive Compensation Elements

Type	Form	Terms
Equity	• Stock Options	Options generally vest 20% on the first anniversary of the grant date and 1/60th per month thereafter while employed.
	• Restricted Stock Awards	RSAs generally vest 20% per year while employed.
	• Restricted Stock Units	Long-Term Incentive RSUs generally cliff vest after three years, contingent upon achievement of three-year Company performance measures and continuous employment during the three-year period.
Cash	• Salary	Generally eligible for annual increases.
	• Management Incentive Bonus	Based on achievement of Company fiscal year performance goals and individual performance.
Other	• Benefits	Medical, Dental and Vision Insurance, Life Insurance, 401(k) contributions.

2018 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Dennis Polk	2018	642,087	—	1,642,430	2,599,982	2,268,127	21,671	7,174,297
President and Chief Executive Officer and Director(4)	2017	473,889	630,000	3,701,927	449,981	1,583,031	11,978	6,850,806
	2016	459,499	—	651,679	449,989	1,015,875	13,424	2,590,466

Kevin Murai	2018	200,645	—	124,916	—	—	165,388	490,949
Chairman of the Board, Former President and Chief Executive Officer(5)	2017	653,644	—	1,313,561	1,499,986	2,099,522	21,360	5,588,073
	2016	633,794	—	1,227,200	1,499,976	1,751,519	17,645	5,130,134

Marshall Witt	2018	482,417	—	406,500	349,979	517,594	12,390	1,768,880
Chief Financial Officer	2017	451,703	—	2,418,200	337,486	509,190	9,742	3,726,321
	2016	437,986	—	394,406	337,476	484,157	9,926	1,663,951

Peter Larocque	2018	508,385	—	676,402	464,979	1,020,913	15,925	2,686,604
President, North American Technology Solutions	2017	473,889	—	3,701,864	449,981	1,296,506	11,978	5,934,218
	2016	459,499	—	651,679	449,989	1,040,297	10,021	2,611,485

Christopher Caldwell	2018	504,658	—	825,235	999,989	1,441,540	14,015	3,785,437
Executive Vice President and President of Concentrix Corporation	2017	455,502	—	3,573,183	412,470	663,230	9,391	5,113,776
	2016	441,670	—	470,440	412,496	612,967	6,523	1,944,096

Simon Leung	2018	288,827	—	340,631	129,998	320,908	12,202	1,092,566
Senior Vice President, General Counsel and Corporate Secretary

*	See 2018 Summary Compensation Table and related notes on page 37 for additional information.
(1)

Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock

Compensation (FASB ASC Topic 718), disregarding estimated forfeitures, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 5 “Share-Based Compensation” included in our Annual Report on Form 10-K for fiscal year ended November 30, 2018.
(2)

For fiscal 2018, represents performance-based bonus awards under the Management Incentive Plan earned in fiscal 2018, but paid in fiscal 2019 as described in the Compensation Discussion and Analysis beginning on page 24.

(3)

Performance-based RSUs granted under our LTI program provide an opportunity for employees to receive common stock if a performance measure is met for the three-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% of the target number of shares to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the aggregate grant date fair values at the target number of the performance-based RSUs granted under our LTI program described in the 2018 Summary Compensation Table Narrative, calculated in accordance with accounting guidance. If our performance results in a future payout of the performance-based RSUs at the maximum level, the aggregate grant date fair value of the stock awards granted would have been as follows: Mr. Polk for fiscal 2018 $2,134,922, for fiscal 2017 $4,028,880, and for fiscal 2016 $928,532; Mr. Murai, for fiscal 2017 $1,877,234, and for fiscal 2016 $1,704,473; Mr. Witt for fiscal 2018 $543,012, for fiscal 2017 $2,574,059, and for fiscal 2016 $526,322; Mr. Larocque, for fiscal 2018 $962,872, for fiscal 2017 $4,028,818, and for fiscal 2016 $928,532; Mr. Caldwell for fiscal 2018 $1,100,538, for fiscal 2017 $3,808,848, and for fiscal 2016 $603,487; and for Mr. Leung for fiscal 2018 $421,307. For additional information on grant date fair value and estimated future payouts of stock awards, see the 2018 Grants of Plan-Based Awards table on page 39, and to see the value of stock awards actually realized by the named executive officers in fiscal 2018, see the 2018 Option Exercises and Stock Vested table on page 43.

(4)	Mr. Polk became our President and Chief Executive Officer on March 1, 2018 and served as our Chief Operating Officer prior to that during the periods set forth in this table.
(5)

The Salary column includes $200,645 in fiscal 2018 base salary for his service as our President and Chief Executive Officer until March 1, 2018. The Stock Awards column includes the grant date fair value of restricted stock awarded to Mr. Murai of $124,916 for service on our Board of Directors following his resignation as our President and Chief Executive Officer effective March 1, 2018, which also is included in the Directors’ Compensation table on page 15. The All Other Compensation column includes $138,750 in director compensation paid to Mr. Murai for his service on our Board of Directors starting March 1, 2018, which also is included in the Directors’ Compensation table on page 15.

Proposal (3) Ratification of Auditors. As a matter of good corporate governance, we are asking our stockholders to vote FOR the ratification of the selection of KPMG LLP as our independent auditors for 2019.

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SYNNEX CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2019 Annual Meeting of Stockholders and any adjournments or postponements thereof.

Our Annual Meeting will be held at our offices at 44201 Nobel Drive, Fremont, California 94538, at 10:00 a.m., Pacific Time, on March 15, 2019. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about February 21, 2019.

Appointment of Proxy Holders

The Board asks you to appoint Dennis Polk and Simon Leung as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on February 5, 2019, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 51,214,318 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person, by mail or, if permitted by your bank or broker (if applicable), by telephone or via the Internet as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received from such bank or broker. The Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting by Telephone and Internet. You may vote by telephone and internet, however, for stockholders holding shares through a bank or broker, your bank or broker will provide further instructions if this method of voting is available.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of our executive compensation and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the eleven nominees receiving the most affirmative votes will be elected. However, the Board has adopted a majority vote policy for director elections whereby if a director receives less than a majority of the votes cast for such director, the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative votes are elected, however, “withhold” votes may prevent a director from obtaining a majority of votes, which would trigger the aforementioned additional Board scrutiny. All other matters submitted for stockholder approval require the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares entitled to vote which are represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

Brokers who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter and therefore will have no effect on the vote. Note that, if you are a beneficial owner and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors, nor will the broker be authorized to vote on the proposals other than the ratification of the appointment of KPMG LLP as the auditor for 2019. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Solicitation of Proxies

We are paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the internet, so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by the Board or our stockholders. We currently have authorized eleven directors. At the Annual Meeting, eleven persons will be elected as members of the Board, each for a one-year term or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated, and the Board has designated, the eleven persons set forth below for election at the Annual Meeting. All of the nominees were elected for their current term at the SYNNEX 2018 Annual Meeting of Stockholders held on March 20, 2018. The proxies given to the proxy holders will be voted as directed and, if no direction is given, will be voted FOR the eleven nominees. The Board knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by the Board to fill the vacancy.

General

Pursuant to the New York Stock Exchange (NYSE) listing standards, a majority of the members serving on the Board must be independent directors. The Board has determined that Messrs. Breidenbach, Lee, Quesnel, Steffensen, Wurster and Zitzner and Mses. Vezina and Zulberti have no material relationship with us and that each of these directors is an independent director. Certain additional information with respect to each nominee appears on the following pages, including their age (as of February 21, 2019), position (if any) with SYNNEX, business experience during at least the past five years and directorships of other publicly-owned corporations.

Business Experience of Nominees

Kevin Murai, 55, has served as Chairman of our Board of Directors since March 2018 and as a member of the Board since March 2008. He previously served as our President and Chief Executive Officer from March 2008 to March 1, 2018, and as our Co-Chief Executive Officer from March 2008 until December 2008. Prior to SYNNEX, Mr. Murai was employed for 19 years at Ingram Micro Inc., during which he served in several executive management positions, including most recently as President, Chief Operating Officer and a member of the Board of Directors. Currently, he serves on the Board of Directors for Red Hat, Inc. and StanCorp Financial Group, Inc., which on March 7, 2016 became a wholly-owned subsidiary of Meiji Yasuda Life Insurance Company and no longer publicly traded. He holds a Bachelor of Applied Science degree in Electrical Engineering from the University of Waterloo in Ontario, Canada. As our President and Chief Executive Officer from 2008 until 2018, and as a former executive officer and member of the Board of Directors of Ingram Micro Inc., one of our competitors, we believe that Mr. Murai contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Murai’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Dwight Steffensen, 75, has served as Lead Director since March 2018 and as a member of the Board since February 2002. He also served as Lead Director from March 2006 to June 2010 and as Chairman of the Board from June 2010 until March 2018. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen was a member of the Board of Directors of OmniVision Technologies, Inc., where he chaired the Audit Committee and also served on the Compensation Committee and the Corporate Governance

and Nominating Committee, until January 28, 2016 when a private investment consortium completed the acquisition of OmniVision Technologies. Mr. Steffensen received a Bachelor of Arts degree in Economics from Stanford University and is a Certified Public Accountant (inactive). As a former executive officer and member of the Board of Directors of Merisel, Inc., one of our former competitors, and having been an Audit Committee financial expert during the time he served on our Audit Committee, we believe that Mr. Steffensen contributes his leadership skills, industry knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Steffensen’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Dennis Polk, 52, has served as our President and Chief Executive Officer since March, 2018 and as a member of the Board since February 2012. Mr. Polk joined SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer and served in that capacity until he became our President and Chief Executive Officer. Mr. Polk serves on the Board of Directors of Terreno Realty Corporation. At Terreno, Mr. Polk serves as Chair of the Compensation Committee. A graduate of Santa Clara University, Mr. Polk received his Bachelor’s Degree in Accounting and is a Certified Public Accountant. As a current executive officer of SYNNEX and prior distribution and contract manufacturer executive, we believe that Mr. Polk contributes his leadership skills, distribution and operations knowledge, finance background, and business experience to the Board. We also believe it is important that our Chief Executive Officer serves on our Board. In addition, we believe that Mr. Polk’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Fred Breidenbach, 72, has served as a member of the Board since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation, an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University. As a former executive officer of Gulfstream Aerospace Corporation and General Electric Company, we believe that Mr. Breidenbach contributes his leadership skills, corporate discipline, Asia Pacific knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Breidenbach’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Hau Lee, 66, has served as a member of the Board since February 2012. Dr. Lee has been the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University since 2002, where he has been a professor since 1983. He is the Co-Director of the Stanford Value Chain Innovation Initiative. Dr. Lee was elected to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and INFORMS. He is a co-founder of DemandTec, Inc. Dr. Lee received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania. As a professor in supply chain management, we believe that Dr. Lee contributes his leadership skills, supply chain and technology background, and business experience to the Board. In addition, we believe that Dr. Lee’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Matthew Miau, 72, has served as a director since 1992 and served as the chairman of our Board from 1992 to 2008. Mr. Miau assumed the position of Chairman Emeritus of the Board in December 2008. He is on the Board of Directors of MiTAC Holdings Corporation, Synnex Technology International Corp., UPC Technology Corp., Lien Hwa Industrial Corp. and Getac Technology Corporation. These directorships are all MiTAC group related. He also serves on the board of Cathay Financial Holdings. Regarding board committees, he serves as a member of the audit and compensation committees of Cathay Financial Holdings, which does not trade in the US. With the exception of SYNNEX, the aforementioned companies for which Mr. Miau serves as a director are all located in Taiwan, and only MiTAC Holdings Corporation and Synnex Technology International have an annual financial scope within the range of SYNNEX. SYNNEX is the only company for which Mr. Miau serves as a director that is US-publicly traded or that is subject to the periodic reporting requirements of the SEC. Our Board has reviewed Mr. Miau’s past Board service and his unique position as a long-term and significant stockholder and has considered the level of time commitment required by Mr. Miau’s other public company boards. The Board believes that Mr. Miau is able to make an important and full contribution to the Board notwithstanding other board commitments.

Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University. As the Chairman of the Board of MiTAC Holdings Corporation, we believe that Mr. Miau contributes his leadership skills, distribution, contract manufacturing and Asia Pacific knowledge, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Miau’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity. Finally, MiTAC affiliates have held approximately 20% or more of our common stock since our IPO in 2003, and, for this reason, we believe that Mr. Miau brings a unique ownership and shareholder representative perspective to the Board.

Gregory Quesnel, 70, has served as a member of the Board since September 2005. Mr. Quesnel served as President and Chief Executive Officer and a member of the Board of Directors of CNF Inc. from 1998 until his retirement in July 2004. Prior to that, he served as Executive Vice President and Chief Financial Officer of CNF Inc. He joined CNF Inc. in 1975 following several years of professional experience with major corporations in the petroleum and wood products industries. Mr. Quesnel serves on the Boards of Directors of Potlatch Corporation and Ross Stores, Inc. At Potlatch, Mr. Quesnel serves as the Chairman of the Finance Committee and also as a member of the Audit Committee and the Executive Compensation and Personnel Policies Committee. Mr. Quesnel serves as the Chairman of the Audit Committee for Ross Stores and also serves on its Nominating and Corporate Governance Committee. Mr. Quesnel received a Bachelor of Science degree in Finance from the University of Oregon and holds a Master of Business Administration from the University of Portland. As a former executive officer and member of the Board of Directors of CNF Inc. and an Audit Committee financial expert, we believe that Mr. Quesnel contributes his leadership skills, transportation and logistics knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Quesnel’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Ann Vezina, 56, has served as a member of the Board since February 2017. From July 2013 to August 2015, Ms. Vezina served as Corporate Vice President, Human Resources for Xerox Business Services, LLC, where she implemented and directed key HR programs. From February 2010 to July 2013, she was Corporate Vice President and Chief Operations Officer for Xerox Business Services, where she led the operation and growth of Enterprise BPO. Previously, she served as Executive Vice President and Group President, Commercial Solutions for Affiliated Computer Services, Inc. before the acquisition of ACS by Xerox Corporation in 2010; in that role, Ms. Vezina drove global sales, operations and growth of ACS IT and BPO services. She began her career with Electronic Data Systems, taking on roles of increasing responsibility during her 18 years there. Ms. Vezina graduated with a Bachelor of Science in Business Administration from Central Michigan University. As an executive with over 30 years of experience in the global BPO industry, and most recently in an HR role, we believe that Ms. Vezina contributes her leadership skills, global BPO industry knowledge, large-scale personnel management background, and business experience to the Board. In addition, we believe that Ms. Vezina’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Thomas Wurster, 66, has served as a member of the Board since February 2012. Mr. Wurster is a former Senior Partner and Managing Director with The Boston Consulting Group (BCG), a leading global management consulting firm, where he most recently led the West Coast. In the past, he has served as a member of BCG’s Senior Officer Selection Committee, Officer Development Committee, and Americas Management Team. In addition, he has led both the Los Angeles and San Francisco offices of BCG. Mr. Wurster joined BCG in 1978 and was elected Vice President and Director in 1985. Mr. Wurster is currently an Adjunct Professor of Strategy at the UCLA Anderson School of Management and a Lecturer in Management at the Stanford Graduate School of Business. He has also taught at the Yale School of Management as an Adjunct Professor of Strategy and Organization. He has more than thirty-five years of experience consulting to leading companies with a specialization in technology and media. Mr. Wurster is co-author of the book Blown to Bits (The Harvard Business School Press, 2000) on how digital technologies change business strategy. Mr. Wurster received a Bachelor of Arts degree in Economics and Mathematics from Cornell University with distinction and was elected to Phi Beta Kappa. He received his Master of Business Administration degree with honors from the University of Chicago and received his Doctor of Philosophy degree in economics from Yale University. We believe that Mr. Wurster contributes his leadership skills and corporate and business unit strategy development, organization design, merger integration planning and implementation, marketing and sales, operations, and IT distribution background and experience to the Board. In addition, we believe that Mr. Wurster’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Duane Zitzner, 71, has served as a member of the Board since May 2007. Mr. Zitzner served as Interim Chief Executive Officer of National ICT Australia Limited (NICTA) from December 2014 to June 2015. He also has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems Group at Hewlett-Packard Company from 2002 until his retirement in December 2004. Prior to his appointment as Executive Vice President at Hewlett-Packard Company, Mr. Zitzner spent several years in various executive positions at Hewlett-Packard Company, including three years as President of Computing Systems and three years as Vice President and General Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin — Madison and did advanced studies in Computer Science at the University of Minnesota — Twin Cities. As a former executive officer of Hewlett-Packard Company, we believe that Mr. Zitzner contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Zitzner’s membership on the Board of helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Andrea Zulberti, 67, has served as a member of the Board since September 2010. Ms. Zulberti is retired from Barclays Global Investors (now BlackRock, Inc.), one of the world’s largest investment management and advisory companies, after a 14-year career in various executive positions, including Managing Director, Chief Financial Officer, Head of Global Risk Management and Head of Global Operations. Prior to Barclays Global Investors, Ms. Zulberti’s earlier business roles included co-founding a real estate syndication firm and financial management experience in various industries, including transportation and marketing consultancy. Ms. Zulberti graduated with honors with a Bachelor of Science degree in Business Administration from California State University at Hayward (now California State University East Bay). Ms. Zulberti is a certified public accountant (inactive) and a member of the California Society of Certified Public Accountants. As a former executive officer of Barclays Global Investors, an Audit Committee financial expert, and a former member of the Board of Trustees, Audit Committee and Finance and Investment Committee of ProLogis, we believe that Ms. Zulberti contributes her leadership skills, finance, background, and business experience to the Board. In addition, we believe that Ms. Zulberti’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

There are no family relationships among any of our directors or executive officers.

Required Vote

The eleven nominees for director receiving the highest number of affirmative votes will be elected as directors. However, the Board has adopted a majority vote policy for director elections whereby if a director receives less than a majority of the votes cast for such director, the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome, because the candidates who receive the highest number of affirmative votes are elected, however, “withhold” votes may prevent a director from obtaining a majority of votes, which would trigger the aforementioned additional Board scrutiny. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

The Board recommends a vote “FOR” the election of the nominees set forth above as directors of SYNNEX.

CORPORATE GOVERNANCE

Organization of the Board of Directors

The Board held 13 meetings during the fiscal year ended November 30, 2018. Each director serving during our 2018 fiscal year attended at least 75% of the total regularly scheduled and special meetings held by the Board and the committees on which such director served during the director’s tenure in the last completed fiscal year. We do not have a policy regarding directors’ attendance at the Annual Meeting. However, all members of the Board attended the 2018 Annual Meeting.

Our non-management directors meet in regularly scheduled executive sessions without the presence of management. The Chairman of the Board presides over each such executive session. Historically, our Chief Executive Officer has not served as our Chairman of the Board and we continue to separate the two positions. Separating the two positions ensures that our Chief Executive Officer is accountable for managing our company in close alignment with the interests of stockholders, eliminates the inherent conflict of interest that arises when the roles are combined, promotes oversight of risk and can serve as a conduit for regular communication with stockholders.

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. In addition, from time to time, the Board establishes non-standing committees to address matters that may arise during periods between regularly scheduled meetings and/or specific issues not fully applicable to one of the standing committees. The Board has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (SEC). With respect to the Executive Committee, at least one half of the members of the Executive Committee meet the independence standards of the NYSE and rules and regulations of the SEC. In addition, each member of the Audit Committee is financially literate as defined by the Board and each member of the Audit and Compensation Committees meet the heightened independence standards of the NYSE and rules and regulations of the SEC applicable to members of these committees. The Board has approved a charter for each of these standing committees, which can be found on our website at www.synnex.com. Our corporate governance guidelines and code of ethical business conduct, which are applicable to our principal executive, financial and accounting officers, directors and employees, are also available on or through our website at www.synnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the corporate governance guidelines or code of ethical business conduct on our website.

The following lists the four standing committees and their current members who are director nominees.

Audit Committee
Number of Members:	3

Members:	Andrea Zulberti, Chair and Audit Committee Financial Expert
Ann Vezina Duane Zitzner

Number of Meetings in fiscal year ended November 30, 2018:	9

Functions:	The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full board and its committees. The Audit Committee meets regularly with our President and Chief Executive Officer, Chief Financial Officer, Vice President of Internal Audit, independent auditor, General Counsel, Corporate Controller, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and reviewing as necessary our business continuity plan and results. The Audit Committee meets regularly in separate executive session with the Vice President of Internal Audit, Chief Financial Officer, and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Compensation Committee

Number of Members:	4

Members:	Gregory Quesnel, Chair Fred Breidenbach Hau Lee
Thomas Wurster

Number of Meetings in fiscal year ended November 30, 2018:	11

Functions:

The Compensation Committee reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long-term bonus plans. The Compensation Committee also reviews, determines and approves bonuses for our officers and other employees. In addition, the Compensation Committee reviews, administers and approves equity-based compensation for our officers and employees and administers our stock option plans and employee stock purchase plan.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.

The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans.

Nominating and Corporate Governance Committee

Number of Members:	4

Members:	Thomas Wurster, Chair Fred Breidenbach Hau Lee Gregory Quesnel

Number of Meetings in fiscal year ended November 30, 2018:	5

Functions:

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, director compensation, including equity compensation, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Corporate Governance Committee is responsible for considering nominations by stockholders.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. The Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for the board and management.

Executive Committee

Number of Members:	5

Members:	Dennis Polk, Chair
Gregory Quesnel Dwight Steffensen Thomas Wurster
Andrea Zulberti

Number of Meetings in fiscal year ended November 30, 2018:	1

Functions:	The Executive Committee is responsible for performing the functions of the Board when there is a critical need for prompt review and action of the Board and it is impractical to arrange a meeting of the Board within the time reasonably available; and representing the full Board between regularly scheduled meetings and other matters that the Board may delegate to the Executive Committee from time to time.

The Board of Directors’ Role in Risk Oversight

The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to SYNNEX and our stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within our company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

Due to Mr. Murai’s serving as our President and Chief Executive Officer immediately prior to his becoming our Chairman of the Board in March 2018 and therefore not being deemed independent, the Board established the independent Lead Director role, to which it appointed Mr. Steffensen effective on that date. The Board believes that this leadership structure best facilitates its oversight of risk by combining independent leadership, through an independent Lead Director, independent Board committees, and majority independent Board composition, with an experienced Chief Executive Officer and an experienced Chairman of the Board who have intimate knowledge of our business, history, and the complex challenges that arise. The Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of our company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Chairman of the Board, Lead Director, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes in a well-functioning and effective balance between the Chairman of the Board, Lead Director and other non-executive Board members and the Chief Executive Officer, which enhances risk oversight.

In addition, the Board believes that the Chairman of the Board should not serve on the Audit Committee, Compensation Committee or the Nominating and Corporate Governance Committee. As such, our current Chairman of the Board, Mr. Murai, does not serve on any of the independent committees, and our former Chairman of the Board, Mr. Steffensen, has not served on any of the independent committees since our 2011 Annual Meeting.

The Board exercises its oversight responsibility for risk both directly and through three of its standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. Strategic, operational, financial and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the Board on material legal and regulatory matters. On a regular basis between Board meetings, our Chief Executive Officer and/or other executive officers provide reports to the Board on the critical issues we face and recent developments in our principal operating areas. These reports may include a discussion of business risks as well as a discussion regarding enterprise risk.

Environmental and Social Governance

We also manage risk within our enterprise through various environmental and social governance programs.

Our Environment. We take steps to integrate environmental considerations into our business activities and provide our employees with the awareness, skills, and knowledge necessary to encourage respect for our environment. Our facilities are constantly searching for new ways to reduce carbon emissions, cut down on energy usage, and improve energy efficiency. Some highlights of our efforts include:

•	ISO 14001 Certifications in Waste Management, Water Consumption (Fremont, CA, United States), and Energy Consumption

•	Our Conflict Minerals policy, posted on our website, which addresses our supply chain expectations for the components in the products that we manufacture or integrate

•	Access for our Technology Solutions North American resellers to a wide variety of green-designated products and services

•	Installed solar panels and installed electric car stations at certain US office locations and a commuter benefit program at our headquarters location

•	A transportation network for our Concentrix India employees that provides an efficient and cost-conscious method for our employees to travel to and from our work facilities

•	Datacenter and facility temperature standardization across Concentrix India facilities to conserve energy

•

An electronic waste disposal program (Concentrix Latin America), plastic recycling efforts to raise money for charity (Concentrix Uruguay), environmental and recycling education program that teaches employees how to recycle and reuse materials (Concentrix India), water reduction and training program that saved approximately 54,677 liters of water (Concentrix India), cleanathon drives (Concentrix India), and GoGreen employee awareness (global)

Our Employees. We believe that our business benefits when our employees enjoy coming to work and thrive. We strive to provide benefits and services that help meet the varying needs of our employees. Some highlights from our educational and wellness programs include:

•	Online, cloud-based training and on-site courses designed to foster the personal and professional growth of our employees

•	SYNNEX F2F and Concentrix Now (Network of Women) communities which provide members with relevant learning opportunities and formal mentorships

•

Language initiatives (UK/Gourock/Costa Rica), book exchanges (Portugal), donations and fundraising for local schools (Bulgaria/Slovakia/Philippines), educational initiatives for underprivileged kids (Philippines), and school infrastructure projects (India)

•	Annual Huang Leadership Development Scholarship available to SYNNEX associates, their legal dependents, and grandchildren, to help foster leaders of tomorrow

•	Our Code of Ethical Business Conduct which outlines behavioral expectations, policies, applicable laws and guidelines for how associates should represent themselves in our workplace

•	Annual health fairs, in-office flu shot programs, wellness-focused lunch & learns, and healthy options in our vending machines

•	Food days for our Concentrix India employees and meal, childcare and medical expense assistance in certain circumstances

Our Corporate Social Responsibility Policy, which is posted on our website, provides more details regarding our efforts.

Director Orientation and Continuing Education

We provide directors with an orientation and education program to familiarize them with our business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing us and on subjects that would assist the directors in discharging their duties. The program includes, among other things, biannual visits to different company locations to foster more director interaction with employees and familiarity with various company sites and businesses. Directors also are encouraged to attend courses provided by outside organizations covering various governance matters, best practices, and issues of concern to directors of publicly-traded companies. It is our policy that directors are to share with the Board or fellow committee members what they have learned.

Director Nominations

The Board nominates directors for election at each Annual Meeting and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Nominating and Corporate Governance Committee has a policy and process regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates’ relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates’ roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience and backgrounds, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to SYNNEX and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

The Nominating and Governance Committee is aware that some corporate governance groups have set a maximum on the number of public company boards on which a public company director should sit regardless of the individual circumstances of the director or nature of the companies involved. The Nominating and Governance Committee recognizes the concern of overboarding, where a director sits on an excessive number of boards, and, without setting an ad hoc limit on the number of public company boards for directors, has considered the following factors, among others, in looking at the time availability of each prospective director nominee on an individual basis: size and location of the other companies, the director’s board duties at those companies and extent of board committee service; the extent of service on large private company boards, board tenure, and board attendance. Based on these factors, the Nominating and Governance Committee determined no director nominee should be removed from consideration due to the number of public company boards on which the director nominee serves.

Prior to each Annual Meeting, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors whose terms expire at such Annual Meeting of Stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including each candidate’s demonstrated prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify our Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders less than 100 days prior to the meeting date, we must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day we mailed notice of the Annual Meeting date or provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

The Board has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with the Board as a whole or to non-management directors, you may send your communication in writing to: Andrea Zulberti, Chair of the Audit Committee, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 or Jorge del Calvo, Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder of SYNNEX or other interested person. Ms. Zulberti or Mr. del Calvo will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Board committee based on the subject matter.

2018 Directors’ Compensation Table

The following tables set forth the compensation amounts paid to each non-executive director for their service in fiscal year ended November 30, 2018. Due to Mr. Murai’s service as our President and Chief Executive Officer during the first quarter of our 2018 fiscal year and his service as our Chairman of the Board since that time, his compensation as a director is set forth below, his total compensation is set forth in the Summary Compensation Table on page 37, and his aggregate totals of stock awards that have not vested and option awards that are outstanding are set forth in the Outstanding Equity Awards Table on page 40.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Fred Breidenbach	85,000	124,916	—	1,119	211,035
Hau Lee	85,000	124,916	—	1,119	211,035
Matthew Miau	85,000	124,916	—	1,119	211,035
Kevin Murai	138,750	124,916	—	1,119	264,785
Gregory Quesnel	105,000	124,916	—	1,119	231,035
Dwight Steffensen	165,000	124,916	—	1,119	291,035
Ann Vezina	85,000	124,916	—	1,119	211,035
Thomas Wurster	97,500	124,916	—	1,119	223,535
Duane Zitzner	85,000	124,916	—	1,119	211,035
Andrea Zulberti	111,000	124,916	—	1,119	237,035

(1)

Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718 for the fiscal year ended November 30, 2018 rather than the amounts realized by the named individuals. See Note 5 “Share-Based Compensation” for valuation assumptions used to calculate the fair value included in our Annual Report on Form 10-K for fiscal year ended November 30, 2018. The grant date fair value of the stock awards granted to each non-executive director during fiscal year ended November 30, 2018 was $124,916.

(2)	The table below sets forth the aggregate number of stock awards that have not vested and option awards that are outstanding held by our non-employee directors as of November 30, 2018.

Name	Stock Awards	Option Awards
Fred Breidenbach	323	—
Hau Lee	323	6,000
Matthew Miau	323	—
Gregory Quesnel	323	—
Dwight Steffensen	323	—
Ann Vezina	323	—
Thomas Wurster	323	7,600
Duane Zitzner	323	—
Andrea Zulberti	323	3,500

(3)

The amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2018 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table. Dividends paid on unvested restricted stock awards granted to Mr. Murai during his service as our President and Chief Executive Officer are excluded from this table and included in the All Other Compensation column of the Summary Compensation Table on page 37.

Narrative to Directors’ Compensation Table

The compensation and benefit program for the Chairman of the Board of Directors and non-executive directors is designed to achieve the following goals: (1) compensation should fairly pay directors for work required of directors serving an entity of our size and scope; (2) compensation should align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be transparent and easy for stockholders to understand. We review director compensation every year.

For the fiscal year ended November 30, 2018, the Chairman of the Board of Directors and each non-executive director received an annual retainer of $85,000 payable quarterly and an annual restricted stock grant under the 2013 Stock Incentive Plan valued at approximately $125,000. The annual grant is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting. The valuation of the stock price in determining the number of shares of restricted stock is based upon the closing price on the first trading day following the director’s appointment or election and vests quarterly based upon our fiscal quarter. In September 2018, the Nominating and Corporate Governance Committee approved an increase in the value of the annual restricted stock grant made to the Chairman of the Board of Directors and non-executive directors, and, as of March 15, 2019, the date of the Annual Meeting, the annual restricted stock grant under the 2013 Stock Incentive Plan will be valued at approximately $150,000.

Additionally, for the fiscal year ended November 30, 2018, the chairs of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Chairman of the Board, received cash retainers payable quarterly in advance. These retainer amounts are reviewed and revised from time to time to reflect compensation practices among our peers based on information provided by our compensation consultant Compensia. The chair of the Audit Committee receives a retainer of $26,000. The chair of the Compensation Committee receives a retainer of $20,000 and the chair of the Nominating and Corporate Governance Committee receives a retainer of $12,500. The Chairman of the Board of Directors receives an additional cash retainer of $100,000. Effective January 2018, the Lead Director receives an additional cash retainer of $80,000. Also, all directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board.

We request each current member of the Board who was elected at the 2018 Annual Meeting to hold an equity position in SYNNEX of the equivalent value of at least five times the annual base retainer (excluding committee chair retainers) in common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting, commencing on the 2023 Annual Meeting. For any director initially elected after the 2018 Annual Meeting we request that the director hold the same equity position in SYNNEX, but commencing on the fifth anniversary of the director’s initial election at an Annual Meeting. This equity holding expectation represents an increase in value of more than sixty percent, as the prior year’s expectation had been three times the annual base retainer. Due to this recent significant increase in holding requirements, we have given existing directors until the 2023 Annual Meeting to increase their equity position to come into compliance.

In the fiscal year ended November 30, 2018, Matthew Miau received the same standard retainer and equity compensation as the other outside directors, as approved by the Nominating and Corporate Governance Committee. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Fred Breidenbach, Hau Lee, Gregory Quesnel, and Thomas Wurster served as members of the Compensation Committee during the fiscal year ended November 30, 2018. None of the members who served on the Compensation Committee during the fiscal year ended November 30, 2018 has served as an officer or been an employee of SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. In addition, the Board has determined that Messrs. Breidenbach, Lee, Quesnel, and Wurster have no material relationship with us, that each of these directors is an independent director and that each of these directors meets the heightened independence standards applicable to members of the Compensation Committee. None of our executive officers currently serves, or in the past year has served, on the board of directors or compensation committee of any entity that has one or more executive officers serving, or proposed to serve, as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Overview

We have a business relationship with MiTAC International Corporation (MiTAC International), a publicly-traded company in Taiwan that began in 1992 when it became our primary investor through its affiliates. In September 2013, MiTAC Holdings Corporation (MiTAC Holdings) was established through a stock swap from MiTAC International and became a publicly traded company on the Taiwan Stock Exchange. MiTAC International is now a wholly owned subsidiary of MiTAC Holdings. As of February 5, 2019, and as detailed in the table below, MiTAC Holdings and its affiliates beneficially owned approximately 17.8% of our common stock. Matthew Miau, our Chairman Emeritus of the Board of Directors and a director, is the Chairman of MiTAC Holdings and a director or officer of MiTAC Holdings’ affiliates. As a result, MiTAC Holdings generally has significant influence over us and over the outcome of all matters submitted to stockholders for consideration, including any of our mergers or acquisitions. Among other things, this could have the effect of delaying, deterring or preventing a change of control over us.

Until July 31, 2010, we worked with MiTAC Holdings on OEM outsourcing and jointly marketed MiTAC Holdings’ design and electronic manufacturing services and our contract assembly capabilities. On July 31, 2010, MiTAC Holdings purchased certain assets related to the contract assembly business including inventory and customer contracts, primarily related to customers then being jointly serviced by MiTAC Holdings and us. During the fiscal years ended November 30, 2018 and 2017, we recorded $0.1 million and $0.1 million in reimbursements for rent and overhead costs.

We purchased inventories from MiTAC Holdings and their affiliates totaling $217.4 million, $232.4 million, and $170.1 million during fiscal years 2018, 2017 and 2016, respectively. Our sales to MiTAC Holdings, and its affiliates during fiscal years 2018, 2017 and 2016 totaled $2.4 million, $1.2 million and $1.8 million respectively. Most of the purchases and sales in 2018, 2017 and 2016 were pursuant to the agreements mentioned under the heading “Agreements with MiTAC Holdings and Affiliates” below.

Our business relationship with MiTAC Holdings and its affiliates has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.

We negotiate pricing and other material terms on a case-by-case basis with MiTAC Holdings and its affiliates. We have adopted a policy requiring that material transactions with MiTAC Holdings or its related parties be approved by the Audit Committee, which is composed solely of independent directors. In addition, Matthew Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors.

Beneficial Ownership of our Common Stock by MiTAC Holdings

As noted above, MiTAC Holdings and its affiliates in the aggregate beneficially owned approximately 17.8% of our common stock as of February 5, 2019. These are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares
MiTAC Holdings(1)	5,239,980
Synnex Technology International Corporation(2)	3,859,888
Total	9,099,868

(1)

Shares held via Silver Star Developments Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 364,352 shares directly held by Matthew Miau and 217,050 shares indirectly held by Mathew Miau through a charitable remainder trust.

(2)

Synnex Technology International Corp. (“Synnex Technology International”) is a separate entity from us and is a publicly-traded corporation in Taiwan. Shares are held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC Holdings owns a noncontrolling interest of 8.7% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 13.6% in Synnex Technology International. Neither MiTAC Holdings nor Mr. Miau is affiliated with any person, entity, or entities that hold a majority interest in MiTAC Incorporated.

While the ownership structure of MiTAC Holdings and its affiliates is complex, it has not had a material adverse effect on our business in the past, and we do not expect it do so in the future.

Synnex Technology International is a separate entity from us and is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also our potential competitor. Neither MiTAC Holdings nor Synnex Technology International is restricted from competing with us.

Agreements with MiTAC Holdings and Affiliates

We have entered into several additional agreements with affiliates of MiTAC Holdings. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. In the fiscal year ended November 30, 2018, we paid an aggregate of approximately $211.4 million to MiTAC Holdings and its affiliates, most of which was paid pursuant to the distribution and supply agreements described below.

Distribution Agreement. In April 2009, we entered into a distribution agreement with MiTAC Digital Corp. Pursuant to the agreement, we may purchase certain MiTAC Digital products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 90 days prior written notice of termination to the other party.

Logistics Services Agreements. In March 2010, we entered into a logistical services agreement with MiTAC Digital Corp. Pursuant to the agreement, we provide certain reverse logistics services related to products returned by MiTAC Digital’s customers in Canada. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of the parties or, following the initial two year term, by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement — Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Manufacturing Supply Agreement. In October 2014, our subsidiary Hyve Solutions Corporation and its affiliates and subsidiaries entered into a manufacturing supply agreement with MiTAC Computing Technology Corporation. Pursuant to the agreement, Hyve Solutions may purchase and use certain MiTAC Computing Technology products to fulfill manufacturing contracts for third party customers worldwide. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Logistics Services Agreement. In November 2011, we entered into a logistics services agreement with Getac, Inc., a subsidiary of Getac Technology Corporation, where we provide integration services and pick, pack and ship services for Getac. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement. In February 2012, we entered into a distribution agreement with Getac, Inc. Pursuant to the agreement, we may purchase certain Getac products for distribution in the United States and Canada. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 30 days prior written notice of termination to the other party.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures for Approving Related Party Transactions

We have adopted a policy requiring material transactions relating to related party transactions to be approved by the Audit Committee, which is composed of disinterested members of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 5, 2019, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2018 Summary Compensation Table on page 37, (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 51,214,318 shares outstanding as of February 5, 2019.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of February 5, 2019(2)	Total	Percentage Beneficially Owned(1)(2)
5% Stockholders:
MiTAC International Corporation and related parties(3)	9,690,279	—	9,690,279	18.9%
FMR LLC(4)	6,502,933	—	6,502,933	12.7%
245 Summer Street Boston, MA 02210
BlackRock, Inc.(5)	4,965,381	—	4,965,381	9.7%
55 East 52nd Street New York, NY 10022
The Vanguard Group(6)	4,073,471	—	4,073,471	7.9%
100 Vanguard Blvd Malvern, PA 19355
Dimensional Fund Advisors LP(7)	2,563,670	—	2,563,670	5.0%
Building One 6300 Bee Cave Road Austin, Texas 78746
Directors and Named Executive Officers:
Dennis Polk	35,208	54,977	90,185	*
Kevin Murai	146,637	302,876	449,513	*
Marshall Witt	18,293	24,088	42,381	*
Peter Larocque	23,756	14,778	38,534	*
Christopher Caldwell	34,884	27,643	62,527	*
Simon Leung	23,357	2,931	26,288	*
Fred Breidenbach	16,882	—	16,882	*
Hau Lee	15,526	6,000	21,526	*
Matthew Miau(3)(8)	590,411	—	590,411	1.2%
Gregory Quesnel	10,308	—	10,308	*
Dwight Steffensen	1,295	—	1,295	*
Ann Vezina	2,519	—	2,519	*
Thomas Wurster	10,926	7,600	18,526	*
Duane Zitzner	20,148	—	20,148	*
Andrea Zulberti	12,301	2,500	14,801	*
All current directors and executive officers as a group (16 persons)	969,399	443,393	1,412,792	2.8%

*	Amount represents less than 1% of our common stock.
(1)

We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)

For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire upon exercise of stock options within 60 days of February 5, 2019 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Based on information reported on a Schedule 13G filed with the SEC on February 12, 2019, this amount represents 5,239,980 shares held by Silver Star Developments Ltd. and 3,859,888 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wen Hua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan. Jhi-Wu Ho, Chi-Ying Yuan and Hsiang-Yung Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3, Mingsheng East Road, Zhongshan Dist., Taipei City 104, Taiwan. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of SYNNEX. Each of the reporting persons disclaims membership in a group. The beneficial ownership of the 590,411 shares Matthew Miau claims includes 364,352 shares directly held by Mr. Miau, 217,050 shares indirectly held by MASJ Holding Charitable remainder Trust, and 9,009 shares indirectly held by Mr. Miau’s spouse. In addition, MiTAC International Corporation disclaims beneficial ownership of the 3,859,888 shares directly held by Peer Developments Ltd. and disclaims beneficial ownership of the 590,411 shares by Mr. Miau. Synnex Technology International Corporation disclaims beneficial ownership of the 5,239,980 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 590,411 shares by Mr. Miau. Mr. Miau disclaims beneficial ownership of the 5,239,980 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 3,859,888 shares directly held by Peer Developments Ltd.

(4)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 13, 2019 by FMR LLC, this amount reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR reports sole voting power with respect to 694,505 shares and sole dispositive power with respect to 6,502,933.

(5)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 6, 2019 by BlackRock, Inc., this amounts consists of shares beneficially owned by BlackRock, Inc. by virtue of holdings by the following subsidiaries: BlackRock Advisors, LLC, BlackRock International Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock

Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd., and BlackRock Life Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one person’s interest in the shares is more than five percent of the total outstanding common shares. BlackRock reports sole voting power with respect to 4,764,368 shares and sole dispositive power with respect to 4,965,381 shares.
(6)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 13, 2019 by The Vanguard Group, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,864 shares, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 9,672 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group reports sole voting power with respect to 41,372 shares and sole dispositive power with respect to 4,031,443 shares. The Vanguard Group reports shared voting power with respect to 5,164 shares and shared dispositive power with respect to 42,028 shares.

(7)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP (Dimensional) an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser or manager, Dimensional may possess investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares. However, all the shares are owned by the Funds. Dimensional disclaims beneficial ownership of the shares. Dimensional Fund reports sole voting power with respect to 2,494,236 shares and sole dispositive power with respect to 2,563,670 shares.

(8)

Mr. Miau’s share ownership total includes indirect beneficial ownership of 217,050 shares held by MASJ Holding Charitable Remainder Trust, for which his wife serves as trustee, and 9,009 shares held by his wife.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee has overall responsibility for SYNNEX’ executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the compensation and compensation procedures for the executive officers. In addition, in June 2018, the Board determined that, consistent with the stockholders’ advisory vote in March 2018, it will include in our proxy materials a stockholder vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes concerning executive compensation.

At last year’s Annual Meeting, our stockholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say on pay” vote, with 35,053,900 votes cast in favor of approval and approximately 485,233 votes cast against. As the Compensation Committee evaluated our compensation principles and policies during fiscal 2018, it was mindful of this favorable outcome and the stockholders’ strong support of our compensation objectives and compensation programs. The Compensation Committee has maintained its general approach to executive compensation with adjustments to salaries, equity grants, bonus targets and the peer group to reflect consideration of our Concentrix business and the trajectory of our business model.

Objectives and Philosophy of Our Compensation Program

Our compensation philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. With respect to “pay for performance,” our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work. A significant portion of an executive officer’s total compensation depends on the executive officer’s performance relative to operational and financial objectives. In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven with relatively moderate base salaries, but high variability through our Management Incentive Plan and equity compensation. We believe that total compensation should reflect some level of risk associated with the performance of the business. As a result, a substantial portion of an executive officer’s total compensation is in the form of profit sharing and equity grants.

We believe that the compensation of our executive officers should reflect their success as a management team, as well as individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, return on invested capital, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executive officers in managing SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of SYNNEX by our executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock, restricted stock unit and other equity incentive programs.

Competitive compensation is important if we are to attract and retain the talent necessary to lead SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors as well as of the median level of compensation in the local area in which the executive is located. We strive for internal equity among employees according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. As we believe the performance of every employee is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our employees.

The differences in compensation between the various executive officers are based primarily upon individual differences in job responsibility, contribution, performance and increase in the global scope of the business and complexity and demands of understanding, managing and influencing global operations and integrated success. An executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less complex or less profitable business unit or corporate division.

Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. As noted above, executive officers who have greater ability to influence the performance of SYNNEX receive more long-term equity as a percentage of total compensation than non-executive employees who have less ability to influence the performance of SYNNEX. Similarly, performance-related cash compensation for such executive officers as a percentage of total compensation is greater than performance-related cash compensation of non-executive employees. The goal is to create a balanced culture of high performance without undue risk assumption.

Elements of Our Compensation Program

As a result of the above assessment process and as reviewed annually by the Compensation Committee, we have implemented a compensation program for our executive officers that consists of four compensation components:

(1)	base salary;

(2)	Management Incentive Plan bonus;

(3)	equity grants; and

(4)	performance-based, long-term incentives (LTI).

We and the Compensation Committee believe that the LTI program ties executive deferred compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.

The compensation elements are usually administered in three cycles. Merit raises for base salaries are generally performed in the April-May period. Annual equity grants in the form of stock options, restricted stock awards or restricted stock units (RSUs), other than LTI awards, are generally awarded in the September-October period. Management Incentive Plan bonuses are generally paid in the December-January period and LTI awards in the form of performance-based RSUs are generally granted in the January-February period. However, all of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.

The components of our compensation program are described as follows:

Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. In prior years, we maintained relatively low base salaries to incent executive officers to achieve the Management Incentive Plan targets and thus create a performance-driven environment. The Compensation Committee increased base salaries and decreased Management Incentive Plan bonuses to reduce the variability of the cash compensation component and to discourage excessive risk-taking and short-term business decisions to meet payout thresholds; however, base salaries generally remain near the 25th percentile for comparable positions in our peer group and are now considered relatively moderate.

Base salaries for our executive officers are reviewed and, if deemed appropriate, adjusted on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the magnitude of our merit increase budget for the year. With respect to each executive’s individual performance, we assess the breadth and complexity of his area of responsibility and his individual contributions and seek to quantify the same. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

Management Incentive Plan. Management Incentive Plan bonuses reward individuals for achieving operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Bonuses granted to executive officers under our Management Incentive Plan are determined by the Compensation Committee based upon both qualitative and quantitative considerations. The Compensation Committee establishes in writing specific performance goals for each participant, which must be achieved in order for an award to be earned under our Management Incentive Plan for that fiscal year. Performance goals under the Management Incentive Plan may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee. The Compensation Committee set reasonably stringent minimum Management Incentive Plan hurdles and performance metrics. The Compensation Committee is also authorized to recoup any bonuses or portion thereof to mitigate the potential for undue risk assumption.

Management Incentive Plan bonuses for fiscal year 2018 to the executive officers were based upon a combination of (1) our achievement of certain net income target performance, with adjustments based upon achievement of certain Return on Invested Capital, or ROIC, performance (the Technology Solutions target metric), and (2) the achievement of certain threshold EBITDA target performance by our Concentrix business. For all executive officers other than Mr. Larocque and Mr. Caldwell, the Technology Solutions target performance metric accounts for 67% of the officer’s bonus measurement, and the Concentrix target performance metric accounts for 33%. For Mr. Larocque, as President, North American Technology Solutions, the Technology Solutions target performance metric accounts for 90% of his bonus measurement, and the Concentrix target performance metric accounts for 10%. For Mr. Caldwell, as the President of Concentrix, the Technology Solutions target performance metric accounts for 10% of his bonus measurement, and the Concentrix target performance metric accounts for 90%. For the Technology Solutions and Concentrix businesses, the net income and ROIC targets for fiscal year 2018 were increased from fiscal year 2017. Executive officers are not eligible for bonuses unless we meet or exceed the target performance percentages of the internally established net income and EBITDA goals. The minimum threshold target performance percentage is 75% and the maximum target performance percentage is 133.3% for all executive officers.

The actual bonus payable, if the applicable minimum threshold percentages are met, is paid on a sliding scale of the target performance actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. In the case of the Technology Solutions component of the performance bonus, this amount then is adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. In addition, our President and Chief Executive Officer has discretion to recommend to the Compensation Committee that it decrease bonuses for all other executive officers whose compensation is subject to Section 162(m) of the Internal Revenue Code, as amended (referred to herein as the Code).

If the minimum threshold target performance percentage of the internally established net income goal or EBITDA goal is not achieved, no bonuses would be paid to the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentage of the Technology Solutions component was based on the previous year’s internally established net income per share goal plus a reasonable “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentage of the internally established net income goal or EBITDA goal is exceeded, no incremental bonuses beyond the maximum award would be paid to the executive officers. The Management

Incentive Plan bonus for each executive officer is based upon a certain percentage of his annual base salary for the applicable fiscal year.

In the event that the minimum threshold performance target is met, then our executive officers would receive a bonus based on the following approximate percentage of his fiscal year base salary for fiscal 2018 and for fiscal 2019, as applicable:

Name	Minimum Payment (if Threshold is Met) as Percentage of Base Salary(1)(%)	Target Payment as Percentage of Base Salary(1)(%)	Maximum Payment as Percentage of Base Salary(1)(%)
Dennis Polk	125	250	375
Marshall Witt	50	100	150
Peter Larocque	100	200	300
Christopher Caldwell	100	200	300
Simon Leung	50	100	150

(1)

The applicable base salary is each officer’s then-current base salary at the end of the fiscal year. Kevin Murai was not our President and Chief Executive Officer at year end and did not receive the fiscal 2018 Management Incentive Plan bonus.

There is potential for actual awards under the Management Incentive Plan to be less than such minimum targets depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our President and Chief Executive Officer. In addition, the Compensation Committee has discretion to decrease the bonus for all executive officers. The Compensation Committee’s discretion is exercised based upon discussions with our President and Chief Executive Officer, taking into account his ability to manage and monitor the performance of the other named executive officers.

For fiscal year ended November 30, 2018, we achieved a net income of $300.6 million, which contributed to our exceeding both the minimum threshold of the Technology Solutions component and the Concentrix EBITDA component, and as a result our executive officers received the following bonuses:

Name	Management Incentive Plan Bonuses
Dennis Polk	$2,268,127
Marshall Witt	$517,594
Peter Larocque	$1,020,913
Christopher Caldwell	$1,441,540
Simon Leung	$320,908

*	Kevin Murai was not our President and Chief Executive Officer at year end and did not receive the fiscal 2018 Management Incentive Plan bonus.

Based on comparable peer companies, the total cash compensation targets, including both base salary and Management Incentive Plan bonus, excluding any recommended adjustments by the Compensation Committee, for our executive officers for comparable positions in our peer group for fiscal year 2018 were as follows:

Name	Total Cash Compensation Target Percentile
Dennis Polk	Below 75th Percentile
Kevin Murai	Below 75th Percentile
Marshall Witt	Below 50th Percentile
Peter Larocque	Above 75th Percentile
Christopher Caldwell	Above 75th Percentile
Simon Leung	Below 25th Percentile

Management Incentive Plan bonuses for fiscal year 2019 to the executive officers will be based upon a combination of (1) our achievement of certain non-GAAP net income target performance, with adjustments based upon achievement of certain ROIC performance (the Technology Solutions target metric), and (2) the achievement of certain threshold adjusted EBITDA target performance, revenue growth and free cash flow by our Concentrix business. For all executive officers other than Mr. Larocque and Mr. Caldwell, the Technology Solutions target performance metric accounts for 50% of the officer’s bonus measurement, and the Concentrix target performance metric accounts for 50%. For Mr. Larocque, as President, North American Technology Solutions, the Technology Solutions target performance metric accounts for 100% of his bonus measurement. For Mr. Caldwell, as the President of Concentrix, the Concentrix target performance metric accounts for 100%.

Equity Grants. Long-term incentives involve equity grants and performance retention grants, including restricted stock awards, RSUs and stock options. Restricted stock and RSUs help us to retain key personnel, whereas stock options provide incentive for creating incremental stockholder value. The value of equity grants and performance retention grants derives from stock price, which aligns executive compensation with stockholder value.

Equity grants are based on a number of considerations. The Compensation Committee’s determination with respect to stock option grants, restricted stock award and RSU grants to executive officers for fiscal year ended November 30, 2018 can be viewed from two perspectives: our company and our executive officer. From our company’s perspective, the Compensation Committee considered the following principal elements:

•	corporate performance;

•	dilution to stockholders; and

•	related expense to our company.

From our executive officers’ perspective, the Compensation Committee considered the following principal elements:

•	job responsibilities and past performance;

•	likely future contributions;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	equity grants made by competitors; and

•	existing vested and unvested equity holdings.

Determination of equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of equity grants of comparable officers at comparable companies. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, ROIC, and Diluted Earnings Per Share, or EPS. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between equity grants of stock options, restricted stock awards or RSUs based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers with the most direct impact on our overall performance to accept more equity risk and their grants are more heavily weighted towards stock options rather than restricted stock awards or RSUs.

To further ensure that the long-term interests of executive officers are closely aligned with those of stockholders, we request that they, except our President and Chief Executive Officer, hold an equity position in

SYNNEX of the lesser of the following: (1) at least two times his annual base salary or (2) $1,000,000. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to our President and Chief Executive Officer, we request that he hold an equity position in SYNNEX of the lesser of the following: at least two times the sum of his annual base salary plus target bonus as in effect from time to time or $2,000,000. Stock ownership for our President and Chief Executive Officer includes common stock owned personally or in trust for his benefit, but does not include unvested restricted stock or stock units, or stock options that are not vested in-the-money. In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee in most cases makes equity grants only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-out period ends. The exceptions to this standard procedure are the granting of Long-Term Incentive RSUs, as discussed below, which are valued as of the first business day of the fiscal year, and the granting of equity awards to new employees, which are granted as of the date employment begins. The exercise price for all stock option grants is the market closing price of our common stock on the effective grant date. In addition, annual equity grants to executive officers are generally awarded each year in the September-October period. We believe that the automatic and consistent nature of our equity grant process avoids the possibility of timing deviations.

Performance-Based, Long-Term Equity Incentives. Our LTI program, currently implemented through our 2013 Stock Incentive Plan, is designed to provide long-term retention incentives for our executive officers, and also to create an alignment between the interests of our executive officers and those of our stockholders because appreciation in the stock price of our shares will benefit both our executive officers and our stockholders. Under the 2013 Stock Incentive Plan, the Compensation Committee may grant LTI awards that require, as a condition to vesting, the attainment of one or more performance targets specified by the Compensation Committee from the list of possible financial and operational performance metrics specified in the 2013 Stock Incentive Plan.

We and the Compensation Committee believe that the LTI program ties executive deferred compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.

The LTI award is comprised of performance-based RSU grants. For fiscal years ending November 30, 2018 and November 30, 2019, the performance-based RSUs granted executive officers cliff vest based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. In determining the EPS target performance metrics, we focused upon our growth, return on equity, ROIC, and EPS. The minimum threshold EPS target performance percentage is 75% and the maximum target performance percentage is 166.7% for all executive officers. If the minimum threshold target performance percentage of the internally established EPS goal is not achieved, no performance-based RSUs vest for the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentage is based on the previous year’s EPS plus a reasonable, 3-year “stretch” goal taking into account the then current economic environment. Alternatively, if the maximum target performance percentage of the internally established EPS goal is exceeded, no incremental performance-based RSU vesting beyond the maximum award benefits the executive officers.

The dollar value of the LTI awards is based upon one-third of each executive officer’s 100% target Management Incentive Plan award for the 2018 or 2019 fiscal year, as applicable. The actual number of performance-based RSUs, if the applicable minimum threshold percentage is met, vest on a sliding scale of the target EPS performance percentage actually achieved and the dollar limits pre-established by the Compensation Committee for each individual executive officer. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. To the extent that we fail to meet our performance targets for the applicable 3-year period, then that portion of the shares underlying the performance-based RSUs are canceled and do not vest. If, for example, we achieve an EPS equal to 75% of the EPS target our executive officers would receive 50% of the targeted shares. Similarly, if we achieve an EPS equal to 166.67% of EPS target, then our executive officers would receive 200% of the targeted shares.

In order to allow for vesting of 200% of the target performance-based RSUs (pursuant to the vesting criteria discussed above), each executive officer is granted a number of performance-based RSUs equal to two times the target grant. For fiscal year 2018, based upon the per share price, adjusted for the exclusion of dividend equivalents, on the first business day of fiscal 2018 (December 1, 2017), of $130.12, the executive officers, other than former President and Chief Executive Officer Mr. Murai, were granted performance-based RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Dennis Polk	8,644	$1,124,757	4,322	$562,379	2,161	$281,189
Marshall Witt	2,396	$311,768	1,198	$155,884	599	$77,942
Peter Larocque	5,028	$654,243	2,514	$327,122	1,257	$163,561
Christopher Caldwell	4,832	$628,740	2,416	$314,370	1,208	$157,185
Simon Leung	1,416	$184,250	708	$92,125	354	$46,062

For fiscal year 2019, based upon the per share price, adjusted for the exclusion of dividend equivalents, on the first business day of fiscal 2019 (December 3, 2018), of $77.60, the executive officers were granted performance-based RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Dennis Polk	15,554	$1,206,990	7,777	$603,495	3,888	$301,709
Marshall Witt	4,290	$332,904	2,145	$166,452	1,072	$83,187
Peter Larocque	9,268	$719,197	4,634	$359,598	2,317	$179,799
Christopher Caldwell	9,868	$765,757	4,934	$382,878	2,467	$191,439
Simon Leung	2,660	$206,416	1,330	$103,208	665	$51,604

In addition, the vesting of the LTI awards is contingent upon the executive officer still being employed by us on the date of vesting.

In considering the appropriate performance metric for the LTI awards for fiscal year 2018, the Compensation Committee, with the assistance of senior management, concluded that applicable EPS and ROIC performance metrics be the same for all executive officers. The Compensation Committee also considered the aggregate projected cost of the equity grants to the executive officers under FASB ASC Topic 718.

With respect to both our equity grants and the LTI program, the Compensation Committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our President and Chief Executive Officer (except with respect to his own awards). When determining awards, the Compensation Committee considers factors such as the individual’s position with us, his prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent. The Compensation Committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, the Compensation Committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 2013 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In general, we believe that the rebalancing of annual, variable compensation modified compensation program for our executive officers meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals and mitigates the potential for undue risk assumption.

Deferred Compensation Plan. Our deferred compensation plan permits designated employees to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Code. Currently, none of our executive officers participate in this plan.

Benefits, Perquisites and Other. Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. These benefits are generally available to all our employees.

Executive Compensation Discussion for the Named Executive Officers

President and Chief Executive Officer. Dennis Polk is our President and Chief Executive Officer and has served in this capacity since March 2018. He is also a Director and has served in this capacity since February 2012. Mr. Polk previously served as Chief Operating Officer, Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s annual base salary was $642,087 in fiscal year 2018. Mr. Polk also received a bonus of $2,268,127 under our Management Incentive Plan, a stock option grant of 71,003 shares, a restricted stock award of 10,196 shares, and a grant of 8,644 performance-based RSUs. In connection with his promotion to President and Chief Executive Officer, he received a stock option grant of 37,851 shares and a restricted stock award of 3,887 shares. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, our fiscal year 2018 financial performance that exceeded our pre-established financial goals, comparative compensation of competitor companies, his responsibility for the strategy of our company, his leadership in our acquisition and integration of Convergys Corporation and his overall leadership of our company.

Chairman of the Board and Former President and Chief Executive Officer. Kevin Murai has served as a member of the Board since March 2008, and as Chairman of our Board of Directors since March 1, 2018. Mr. Murai previously served as our President and Chief Executive Officer from March 2008 to March 1, 2018. Mr. Murai’s annual base salary was $200,645 through February 28, 2018 in fiscal year 2018. Upon appointment of our new Chief Executive Officer, Mr. Murai transitioned to a strategic advisory role with continued employment status including ongoing employee benefits.

Chief Financial Officer. Marshall Witt has served as our Chief Financial Officer since April 2013. Mr. Witt’s annual base salary was $482,417 in fiscal year 2018. Mr. Witt also received a bonus of $517,594 under our Management Incentive Plan, a stock option grant of 16,032 shares, a restricted stock award of 3,552 shares, and a grant of 2,396 performance-based RSUs. Some of the primary factors affecting Mr. Witt’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our company, his leadership in our acquisition and integration of Convergys Corporation, and his leadership of the worldwide finance organization.

President, North American Technology Solutions. Peter Larocque has served as our President, North American Technology Solutions since November 2013 and previously served as President, U.S. Distribution from July 2006 through November 2013, as Executive Vice President of Distribution from June 2001 to July 2006, and as Senior Vice President of Sales and Marketing from September 1997 until June 2001. Mr. Larocque is responsible for our North America Technology Solutions. Mr. Larocque’s annual base salary was $508,385 in fiscal year 2018. Mr. Larocque also received a bonus of $1,020,913 under our Management Incentive Plan, a stock option grant of 21,300 shares, a restricted stock award of 5,130 shares, and a grant of 5,028 performance-based RSUs. Some of the primary factors affecting Mr. Larocque’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our company, and his leadership of the sales and marketing function of our company in North America. In addition, Mr. Larocque contributed substantially to Share the Magic, our charitable fundraising efforts.

Executive Vice President and President of Concentrix Corporation. Christopher Caldwell is our Executive Vice President and President of Concentrix Corporation, our global business process outsourcing division, and has served in this capacity since February 2014. He previously served as President of Concentrix Corporation from June 2012 to February 2014, Senior Vice President and General Manager of Concentrix Corporation from March 2007 until June 2012, and Senior Vice President, Global Business Development from March 2007 until June 2012. Mr. Caldwell joined SYNNEX in 2004 as Vice President, Emerging Business. Mr. Caldwell’s annual base salary was $504,658 in fiscal year 2018. Mr. Caldwell also received a bonus of $1,441,540 under our Management Incentive Plan, a stock option grant of 45,808 shares, a restricted stock award of 7,235 shares, and a grant of 4,832 performance-based RSUs. Some of the primary factors affecting Mr. Caldwell’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our company, his leadership of the Concentrix segment of our company, and his leadership in our acquisition and integration of Convergys Corporation.

Senior Vice President, General Counsel and Corporate Secretary. Simon Leung is our Senior Vice President, General Counsel and Corporate Secretary and has served in this capacity since May 2001. Mr. Leung joined us in November 2000 as Corporate Counsel. Mr. Leung’s annual base salary was $288,827 in fiscal year 2018. Mr. Leung also received a bonus of $320,908 under our Management Incentive Plan, a stock option grant of 5,955 shares, a restricted stock award of 3,420 shares, and a grant of 1,416 performance-based RSUs. Some of the primary factors affecting Mr. Leung’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our company, his leadership of the legal and compliance functions of our company, his leadership in company-wide education of best practices and ethical standards, and his efficient discharge of corporate governance responsibilities. In addition, Mr. Leung contributed substantially to the acquisition of Convergys Corporation; amendment of the credit and securitization facilities in the U.S.; management of litigation within our expectations; and global compliance initiatives.

Risk Assessment of Our Compensation Program

Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to our company strategy. Although we reviewed all compensation programs, we focused primarily on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, we reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity;

•	compensation mix overly weighted toward annual incentives;

•	highly leveraged payout curve and uncapped payouts;

•	unreasonable goals or thresholds; and

•	steep payout cliffs at certain performance level that may encourage short-term business decisions to meet payout thresholds.

We are satisfied that these potential pitfalls have been avoided or mitigated. We continue to monitor our compensation programs and reserve the right to adjust them as we judge necessary to avoid creating undue risk.

In addition, we have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers. Other risk-mitigating factors considered by the Compensation Committee include the following:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	our minimum equity holding guidelines;

•	our clawback policy which, in the event of a restatement of our financial results allows the Compensation Committee to seek to recover or cancel Management Incentive Plan bonuses;

•	caps on performance-based awards to limit windfalls;

•	every executive officer must obtain permission from our Legal Department before the sale of any shares of our common stock, even during an open trading window;

•	our policy to limit our involvement in cashless stock option exercises by our directors and officers;

•	our prohibition of trading in our securities on a short-term basis, on margin, or in a short sale transaction;

•	our policy against buying or selling puts or calls on our common stock;

•	our Code of Ethical Business Conduct; and

•	the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.

Ultimately, our incentive compensation is designed to reward executive officers for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce our executive officers to take inappropriate risks that could threaten our financial and operating stability.

Tax Deductibility Considerations

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its chief executive officer, chief financial officer and up to three other executive officers who are among our five most highly compensated executive officers. Prior to amendment, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. Under the Tax Cuts and Jobs Act, the performance-based exception has been repealed with respect to federal income taxes. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. While we consider the deductibility of awards in determining executive compensation, we also reserve the Compensation Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Compensation Committee believes that such compensation is appropriate to attract and retain executive talent.

Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

Compensation Consultant and Peer Group Analysis. To assist in this process, the Compensation Committee retained the services of Compensia, Inc. as its compensation consultant during fiscal year 2018. Compensia reported directly to the Compensation Committee and the Compensation Committee directly approved the Compensia fees. Management had no role in the selection of the compensation consultant. The Compensation Committee retained the services of Compensia to outline executive compensation trends and developments, review and analyze SYNNEX’ executive compensation philosophy and programs, and provide summary of findings and considerations for use in fiscal year 2018. Neither SYNNEX nor the Compensation Committee engaged any compensation consultants during fiscal year 2018 whose fees exceeded $120,000. The Compensation Committee believes that the Compensia advice was independent of management, and Compensia has certified the same in writing, and benefited our company and stockholders. In reaching this conclusion, the Compensation Committee considered all factors relevant to Compensia’s independence from management, including factors suggested by the New York Stock Exchange in its rules related to compensation advisor independence.

Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable peer companies. Compensia’s work did not raise any conflict of interest.

The following comparable technology distribution, electronic manufacturing services, data processing and outsourced services, and IT consulting and other services peer companies were used in our competitive benchmarking:

Anixter International, Inc.

Arrow Electronics, Inc.

Avnet, Inc.

CDW Corporation

CGI Group, Inc.

Cognizant Technology Solutions Corporation

Conduent Incorporated

Convergys Corporation

Henry Schein, Inc.

Insight Enterprises, Inc.

Jabil Inc.

Sanmina Corporation

ScanSource, Inc.

Sykes Enterprises, Incorporated

Tech Data Corporation

TeleTech Holdings, Inc.

In addition to talking to members of the Compensation Committee, Compensia also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. The Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal years 2015 and 2016 and used them as a basis for making changes to executive compensation for fiscal years 2017 and 2018.

Tally Sheets and the Role of President and Chief Executive Officer. In fiscal year 2018, the Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed the Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such remuneration forms.

Our President and Chief Executive Officer also made recommendations to the Compensation Committee as to the compensation of the other named executive officers. The Compensation Committee may accept or adjust such recommendations for these officers. However, in general, the Compensation Committee considered the recommendations of our President and Chief Executive Officer, the named executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to named executive officers in similar positions at comparable companies. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee. For Mr. Polk, the Compensation Committee solely determines the compensation of the President and Chief Executive Officer based on a performance review and competitive benchmarking provided by Compensia.

In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with SYNNEX’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of SYNNEX that the Compensation Discussion and Analysis be included in SYNNEX’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2018.

Respectfully submitted on February 8, 2019 by the members of the Compensation Committee of the Board of Directors:

Mr. Gregory Quesnel, Chair
Mr. Fred Breidenbach
Dr. Hau Lee
Mr. Thomas Wurster

2018 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the three fiscal years ended November 30, 2016, 2017 and 2018 for our President and Chief Executive Officer, former President and Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as of November 30, 2018 whose total compensation for fiscal year ended November 30, 2018 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Dennis Polk	2018	642,087	—	1,642,430	2,599,982	2,268,127	21,671	7,174,297
President and Chief Executive Officer and Director(5)	2017	473,889	630,000	3,701,927	449,981	1,583,031	11,978	6,850,806
	2016	459,499	—	651,679	449,989	1,015,875	13,424	2,590,466

Kevin Murai	2018	200,645	—	124,916	—	—	165,388	490,949
Chairman of the Board and former President and Chief Executive Officer(6)	2017	653,644	—	1,313,561	1,499,986	2,099,522	21,360	5,588,073
	2016	633,794	—	1,227,200	1,499,976	1,751,519	17,645	5,130,134

Marshall Witt	2018	482,417	—	406,500	349,979	517,594	12,390	1,768,880
Chief Financial Officer	2017	451,703	—	2,418,200	337,486	509,190	9,742	3,726,321
	2016	437,986	—	394,406	337,476	484,157	9,926	1,663,951

Peter Larocque	2018	508,385	—	676,402	464,979	1,020,913	15,925	2,686,604
President, North American Technology Solutions	2017	473,889	—	3,701,864	449,981	1,296,506	11,978	5,934,218
	2016	459,499	—	651,679	449,989	1,040,297	10,021	2,611,485

Christopher Caldwell	2018	504,658	—	825,235	999,989	1,441,540	14,015	3,785,437
Executive Vice President and President of Concentrix Corporation	2017	455,502	—	3,573,183	412,470	663,230	9,391	5,113,776
	2016	441,670	—	470,440	412,496	612,967	6,523	1,944,096

Simon Leung	2018	288,827	—	340,631	129,998	320,908	12,202	1,092,566
Senior Vice President, General Counsel and Corporate Secretary

(1)

Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 5 “Share-Based Compensation” included in our Annual Report on Form 10-K for fiscal year ended November 30, 2018.

(2)

For fiscal 2018, represents performance-based bonus awards under the Management Incentive Plan earned in fiscal 2018, but paid in fiscal 2019 as described in the Compensation Discussion and Analysis beginning on page 24.

(3)

Performance-based RSUs granted under our LTI program provide an opportunity for employees to receive common stock if a performance measure is met for the three-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% of the target number of shares to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the aggregate grant date fair values at the target number of the performance-based RSUs granted under our LTI program described in the 2018 Summary Compensation Table Narrative, calculated in accordance with accounting guidance. If our performance results in a future payout of the performance-based RSUs at the maximum level, the aggregate grant date fair value of the stock awards granted would have been as follows: Mr. Polk for fiscal 2018 $2,134,922, for fiscal 2017 $4,028,880, and for fiscal 2016 $928,532; Mr. Murai, for fiscal 2017 $1,877,234, and for fiscal 2016 $1,704,473; Mr. Witt for fiscal 2018 $543,012, for fiscal 2017 $2,574,059, and for fiscal 2016 $526,322; Mr. Larocque, for fiscal 2018 $962,872, for fiscal 2017 $4,028,818, and for fiscal 2016 $928,532; Mr. Caldwell for fiscal 2018 $1,100,538, for fiscal 2017 $3,808,848, and for fiscal 2016 $603,487; and for Mr. Leung for fiscal 2018 $421,307. For additional information on grant date fair value and estimated future payouts of stock awards, see the 2018 Grants of Plan-Based Awards table on page 39, and to see the value of stock awards actually realized by the named executive officers in fiscal 2018, see the 2018 Option Exercises and Stock Vested table on page 43.

(4)

The following outlines all other additional compensation for fiscal 2018 required by SEC rules to be separately quantified: for Mr. Polk, Company contributions to 401(k) retirement savings plan of $1,300, tax reimbursement of $825, and dividend payments on unvested RSAs of $19,546; for Mr. Murai, tax reimbursement of $937, and dividend payments on unvested RSAs of $25,701; for Mr. Witt, Company contributions to 401(k) retirement savings plan of $1,300, tax reimbursement of $808, and dividend payments on unvested RSAs of $10,282; for Mr. Larocque, Company contributions to 401(k) retirement savings plan of $1,300, tax reimbursement of $661, and dividend payments on unvested RSAs of $13,964; for Mr. Caldwell, Company contributions to 401(k) retirement savings plan of $1,300 and dividend payments on unvested RSAs of $12,715; and for Simon Leung, Company contributions to 401(k) retirement savings plan of $1,300 and dividend payments on unvested RSAs of $10,902. The dividend amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2018 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.

(5)	Mr. Polk became our President and Chief Executive Officer on March 1, 2018 and served as our Chief Operating Officer prior to that during the periods set forth in this table.
(6)

The Salary column includes $200,645 in fiscal 2018 base salary for his service as our President and Chief Executive Officer until March 1, 2018. The Stock Awards column includes the grant date fair value of restricted stock awarded to Mr. Murai of $124,916 for service on our Board of Directors following his resignation as our President and Chief Executive Officer effective March 1, 2018, which also is included in the Directors’ Compensation table on page 15. The All Other Compensation column includes $138,750 in director compensation paid to Mr. Murai for his service on our Board of Directors starting March 1, 2018, which also is included in the Directors’ Compensation table on page 15.

2018 Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards in fiscal year ended November 30, 2018 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis Polk		843,750	1,687,500	2,531,250	—	—	—	—	—	—	—
	2/14/18	—	—	—	2,161	4,322	8,644	—	—	—	492,492
	4/9/18	—	—	—	—	—	—	3,887	—	—	374,940
	4/9/18	—	—	—	—	—	—	—	37,851	96.46	1,049,987
	10/11/18	—	—	—	—	—	—	10,196	—	—	774,998
	10/11/18	—	—	—	—	—	—	—	71,003	76.01	1,549,995

Kevin Murai(7)	4/9/18	—	—	—	—	—	—	1,295	—	—	124,916

Marshall Witt		250,000	500,000	750,000	—	—	—	—	—	—	—
	2/14/18	—	—	—	599	1,198	2,396	—	—	—	136,512
	10/11/18	—	—	—	—	—	—	3,552	—	—	269,988
	10/11/18	—	—	—	—	—	—	—	16,032	76.01	349,979

Christopher Caldwell		575,000	1,150,000	1,725,000	—	—	—	—	—	—	—
	2/14/18	—	—	—	1,208	2,416	4,832	—	—	—	275,303
	10/11/18	—	—	—	—	—	—	7,235	—	—	549,932
	10/11/18	—	—	—	—	—	—	—	45,808	76.01	999,989

Peter Larocque		540,000	1,080,000	1,620,000	—	—	—	—	—	—	—
	2/14/18	—	—	—	1,257	2,514	5,028	—	—	—	286,470
	10/11/18	—	—	—	—	—	—	5,130	—	—	389,931
	10/11/18	—	—	—	—	—	—	—	21,300	76.01	464,979

Simon Leung		155,000	310,000	465,000	—	—	—	—	—	—	—
	2/14/18	—	—	—	354	708	1,416	—	—	—	80,677
	10/11/18	—	—	—	—	—	—	3,420	—	—	259,954
	10/11/18	—	—	—	—	—	—	—	5,955	76.01	129,998

(1)

The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our Management Incentive Plan and represents pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2018, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual Management Incentive Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2018 Summary Compensation Table.

(2)

The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels. Actual payouts may be more or less than these amounts and are at the discretion of the Compensation Committee.

(3)

The shares related to the February14, 2018 award represent the range of shares that may be released at the end of the performance period for the LTI awards, December 1, 2017 to November 30, 2020. If the minimum threshold target performance percentage of the internally established EPS goal is not achieved, no performance-based RSUs will vest for the executive officers.

(4)	Executive officer restricted stock awards vest as to 20% of the shares on the first five anniversaries of the grant date.
(5)	The option awards vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.
(6)

Fair value of performance-based RSU grants are calculated using the closing stock price on the date of the grant, based on the probable outcome of the performance conditions, adjusted for the exclusion of dividend equivalents. We pay dividends on restricted stock awards, and, accordingly, no adjustment is required to the stock price of the restricted stock awards.

(7)

Includes restricted stock award granted to Mr. Murai for service on our Board of Directors following Mr. Murai’s retirement as President and Chief Executive Officer. Director restricted stock awards vest as to 25% of the shares on the last day of each of the four fiscal quarters following the date of grant.

Narrative to 2018 Summary Compensation Table and 2018 Grants Plan-Based Awards Table

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options, restricted stock awards and RSU grants.

Except as otherwise noted, all stock awards and option awards vest over five years beginning on the grant date, with the first vesting occurring on the first anniversary of the grant date.

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
Dennis Polk	623	—	27.87	10/7/2020	—		—	—		—
	139	—	26.98	10/5/2021	—		—	—		—
	158	—	32.40	10/3/2022	—		—	—		—
	10,584	—	61.83	10/3/2023	—		—	—		—
	12,671	2,843	62.90	10/7/2024	—		—	—		—
	6,928	4,307	89.21	10/6/2025	—		—	—		—
	5,742	8,036	112.08	10/4/2026	—		—	—		—
	2,641	9,547	128.67	10/3/2027	—		—	—		—
	8,202	29,649	96.46	4/9/2028	—		—	—		—
	—	71,003	76.01	10/11/2028	—		—	—		—
	—	—	—	—	794		64,108	—		—
	—	—	—	—	1,120		90,429	—		—
	—	—	—	—	2,007		162,045	—		—
	—	—	—	—	—		—	5,579	(3)	450,448
	—	—	—	—	2,331		188,205	—		—
	—	—	—	—	—		—	23,598	(4)	1,905,303
	—	—	—	—	—		—	8,644	(5)	697,917
	—	—	—	—	3,109		251,021	—		—
	—	—	—	—	10,196		823,225	—		—

Kevin Murai	26,600	—	29.20	4/1/2020	—		—	—		—
	73,666	—	26.98	10/5/2021	—		—	—		—
	61,688	—	32.40	10/3/2022	—		—	—		—
	33,869	—	61.83	10/3/2023	—		—	—		—
	42,234	9,480	62.90	10/7/2024	—		—	—		—
	23,097	14,356	89.21	10/6/2025	—		—	—		—
	19,137	26,790	112.08	10/4/2026	—		—	—		—
	8,803	31,825	128.67	10/5/2027	—		—	—		—
	—	—	—	—	1,589		128,296	—		—
	—	—	—	—	—		—	28,273	(6)	2,282,762
	—	—	—	—	—		—	1,488	(6)	120,141
	—	—	—	—	2,241		180,938	—		—
	—	—	—	—	4,014		325,090	—		—
	—	—	—	—	4,662		376,410	—		—
	—	—	—	—	323	(7)	26,079	—		—

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
Marshall Witt	9,502	2,133	62.90	10/7/2024	—	—	—		—
	5,196	3,230	89.21	10/6/2025	—	—	—		—
	4,306	6,027	112.08	10/4/2026	—	—	—		—
	1,981	7,160	128.67	10/3/2027	—	—	—		—
	—	16,032	76.01	10/11/2028	—	—	—		—
	—	—	—	—	556	44,891	—		—
	—	—	—	—	784	63,300	—		—
	—	—	—	—	1,404	113,359	—		—
	—	—	—	—	—	—	2,659	(3)	214,688
	—	—	—	—	1,632	131,768	—		—
	—	—	—	—	—	—	15,731	(4)	1,270,121
	—	—	—	—	—	—	2,396	(5)	193,453
	—	—	—	—	3,552	286,788	—		—

Peter Larocque	1,247	—	61.83	10/3/2022	—	—	—		—
	2,586	2,843	62.90	10/3/2023	—	—	—		—
	1,872	4,307	89.21	10/7/2024	—	—	—		—
	2,297	8,036	112.08	10/6/2025	—	—	—		—
	2,641	9,547	128.67	10/4/2026	—	—	—		—
	—	21,300	76.01	10/11/2028	—	—	—		—
	—	—	—	—	794	64,108	—		—
	—	—	—	—	1,120	90,429	—		—
	—	—	—	—	2,007	162,045	—		—
	—	—	—	—	—	—	5,579	(3)	450,448
	—	—	—	—	2,331	188,205	—		—
	—	—	—	—	—	—	23,556	(4)	1,901,911
	—	—	—	—	—	—	5,028	(5)	405,961
	—	—	—	—	5,130	414,196	—		—

Christopher Caldwell	10,558	2,370	62.90	10/7/2024	—	—	—		—
	5,775	3,588	89.21	10/06/2025	—	—	—		—
	5,263	7,367	112.08	10/4/2026	—	—	—		—
	2,421	8,751	128.67	10/3/2027	—	—	—		—
	—	45,808	76.01	10/11/2028	—	—	—		—
	—	—	—	—	635	51,270	—		—
	—	—	—	—	896	72,343	—		—
	—	—	—	—	1,806	145,816	—		145,816
	—	—	—	—	—	—	4,022	(3)	324,736
	—	—	—	—	2,097	169,312	—		—
	—	—	—	—	—	—	23,598	(4)	1,905,303
	—	—	—	—	—	—	4,832	(5)	390,136
	—	—	—	—	7,235	584,154	—		—

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
Simon Leung	1,596	2,231	112.80	10/4/2026	—	—	—		—
	733	2,652	128.67	10/3/2027	—	—	—		—
	—	5,955	76.01	10/11/2028	—	—	—		—
	—	—	—	—	794	64,108	—		—
	—	—	—	—	1,120	90,429	—		—
	—	—	—	—	1,338	108,030	—		—
	—	—	—	—	—	—	1,571	(3)	126,843
	—	—	—	—	1,553	125,389	—		—
	—	—	—	—	—	—	11,798	(4)	952,571
	—	—	—	—	—	—	1,416	(5)	114,328
	—	—	—	—	3,420	276,131	—		—

(1)

Unless otherwise noted, all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest 1/60th of the shares monthly thereafter over the remaining four-year period.

(2)

Unless otherwise noted, all stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date. Market value was determined by multiplying the number of shares of stock or units, as applicable, by $80.74, the closing price of our Common Stock on November 30, 2018, the last trading day of our last completed fiscal year.

(3)

These RSUs granted on January 27, 2017 cliff vest on November 30, 2019. The actual number of RSUs that will vest is based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. The vesting is contingent upon the officer remaining in continuous employment by SYNNEX through the vesting date provided, however, that in the event of an officer’s death prior to November 30, 2019, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.

(4)

These RSUs granted on October 20, 2017 will vest upon the third and fourth anniversaries of the grant date provided (i) the officer remains in continuous employment by SYNNEX through the vesting dates and (ii) SYNNEX achieves an increase of at least ten percent (10%) in adjusted net income as reported in Company financial statements from Company continuing operations for any consecutive 12-month period over the three-year period beginning fiscal 2017 fourth quarter through fiscal 2020 third quarter, measured against adjusted net income, with comparable financial measure adjustments, as reported in Company financial statements from Company continuing operations during the one-year period beginning fiscal 2016 fourth quarter through fiscal 2017 third quarter. In the event of an officer’s death prior to the vesting date, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on or prior to such officer’s death.

(5)

These RSUs granted on February 14, 2018 cliff vest on November 30, 2020. The actual number of RSUs that will vest is based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. The vesting is contingent upon the officer remaining in continuous employment by SYNNEX through the vesting date provided, however, that in the event of an officer’s death prior to November 30, 2020, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.

(6)

These RSUs will vest in full on the fifth anniversary of October 7, 2014, the grant date. A portion of the RSUs will vest provided that Mr. Murai remains in continuous employment by SYNNEX through the vesting date. An additional portion of the RSUs will vest provided that (i) Mr. Murai remains in continuous employment by SYNNEX through the vesting date and (ii) SYNNEX achieves on a cumulative basis certain EBITDA performance targets established by the Compensation Committee for each of the fiscal years ended November 30, 2014 through 2018.
(7)

Reflects the restricted stock award granted to Mr. Murai for service on our Board of Directors following Mr. Murai’s retirement as President and Chief Executive Officer. Director restricted stock awards vest as to 25% of the shares on the last day of each of the four fiscal quarters following the date of grant.

2018 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dennis Polk	18,199	1,317,722	8,175	915,703
Kevin Murai	2,000	207,089	34,316	3,282,215
Marshall Witt	—	—	6,645	702,849
Peter Larocque	8,000	394,526	7,397	849,651
Christopher Caldwell	—	—	4,444	484,252
Simon Leung	—	—	4,003	402,021

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the aggregate market value of shares on the vesting date.

Pension Benefits

None of our named executive officers participate in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation Plans

As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated officers and directors to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited. None of our named executive officers participate in or have account balances under the nonqualified deferred compensation plan.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

The following summarizes our employment arrangement with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change of control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of aggressive financial goals, we believe our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for the attraction and retention of executive talent.

Dennis Polk. On March 1, 2018, the Board of Directors appointed Dennis Polk as the President and Chief Executive Officer of SYNNEX. In connection with Mr. Polk’s employment with SYNNEX, on January 4, 2018, Mr. Polk and our company executed an employment offer letter which provided for certain severance benefits. If Mr. Polk’s employment with us is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, Mr. Polk will receive salary continuation at a rate equal to the average of total salary and bonus over the prior three years for up to 24 months, and paid COBRA for up two years.

Other Named Executive Officers. If any of Peter Larocque, Christopher Caldwell or Marshall Witt is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, the officer is entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years. If Simon Leung is terminated without cause within a similar time frame after a change of control, he is entitled to salary continuation at a rate equal to the average total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment after the thirteenth year of employment, up to a maximum of 18 months, and paid COBRA for one year. Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A. For these officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders. For each of these officers, if their employment with us terminates as a result other than termination without cause within two months before or 12 months after a change of control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

Potential Payments upon Termination or Change of Control

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control if the triggering event were to have occurred on November 30, 2018. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination Without Cause with Change of Control ($)
Dennis Polk	Salary	—	4,295,005
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	59,677
	Total value	—	4,354,682

Marshall Witt	Salary	—	1,441,524
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	26,133
	Total value	—	1,467,657

Peter Larocque	Salary	—	3,199,659
	Bonus	—
	Option acceleration	—	—
	Benefits continuation	—	59,677
	Total value	—	3,259,336

Christopher Caldwell	Salary	—	2,059,784
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	44,758
	Total value	—	2,104,542

Simon Leung	Salary	—	790,081
	Bonus	—
	Option acceleration	—	—
	Benefits continuation	—	42,272
	Total value	—	832,353

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO, Dennis Polk. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

To identify our median employee, we extracted a list of all full-time and part-time (including seasonal and temporary) employees employed by us and our consolidated subsidiaries, in numerous countries throughout North and South America, Asia-Pacific and Europe, from our human resource information system as of September 1, 2018. We selected September 1, 2018, which is within the last three months of our fiscal 2018, as the date upon which we would identify our median employee to allow sufficient time to identify the median employee given the global scope of our operations. We did not exclude any employees under the de minimis exemption provided under Item 402(u). In our calculation, we did not include any independent contractors and we did not include the approximately 113,000 employees of Convergys Corporation, which business we acquired on October 5, 2018. To determine the median employee, we considered the total cash compensation paid to each of the employees, not including our CEO, for the 12-month period ending September 1, 2018. We used exchange rates in effect as of August 31, 2018 to convert the base salaries of our non-U.S. employees to U.S. dollars, and we did not make any cost-of-living adjustments. Using this approach, we selected the individual at the median of the employee population. We then calculated total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. Of the over 111,000 employees included in our analysis, more than approximately 89% are located outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends as well as fluctuations in currency exchange rates.

For the fiscal year ended November 30, 2018, the annual total compensation of our median employee was $4,615. Since Mr. Polk was appointed CEO effective March 1, 2018, we annualized his salary disclosed in the Summary Compensation Table on page 37 to arrive at a value of $675,000 used for the ratio of annual total compensation for our CEO of $7,207,201, to the annual total compensation for our median employee. Other amounts were not annualized due to their being awarded to cover the entirety of fiscal 2018 as CEO. In addition, our CEO received one-time restricted stock and stock option awards during fiscal 2018 as part of his promotion from our COO to our CEO. For fiscal year 2018, the annual compensation of our CEO, Mr. Polk, was approximately 1,562 times that of the median of the annual total compensation of all employees as discussed above.

The form and amount of our CEO’s annual total compensation is largely influenced by prevailing compensation practices in the United States and the competitive market for senior executive talent. While the market for such talent is global, given that the Company is a U.S.-headquartered, publicly traded company, we believe that it is useful to understand the relationship between the annual total compensation of our CEO and the median of the annual total compensation of our U.S. employees. To identify our U.S. median employee, we included all U.S. employees, except for our CEO, that were a part of the median employee determination described above. The annual total compensation of our median employee in the United States was $31,302. Therefore, for fiscal 2018, the annual compensation of our CEO, Mr. Polk, was approximately 230 times that of the median of the annual total compensation of our U.S. employees as discussed above.

Because SEC rules for identifying the median of our annual total compensation of all employees of our company and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

PROPOSAL 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this Proxy Statement, which is often referred to as a “say on pay” proposal. Consistent with the stockholders’ 2018 advisory vote on the frequency of holding an advisory vote on SYNNEX’ executive compensation, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for our company and our stockholders.

We are asking that our stockholders indicate their support of our executive compensation as described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with the Board should refer to “Communications with the Board of Directors” in this Proxy Statement for additional information.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other compensation related tables and disclosure.”

Required Vote

Approval of our executive compensation, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other compensation related tables and disclosure as described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.

The Board recommends a vote “FOR” the approval of our executive compensation as described in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent registered public accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending November 30, 2019. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Board has endorsed the appointment of KPMG LLP. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of SYNNEX and our stockholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered for us by KPMG LLP for the fiscal years ended November 30, 2018 and 2017 were as follows:

Services Provided	2018	2017
Audit	$8,429,387	$7,001,620
Audit Related	—	23,817
Tax	2,199,782	934,999
All Other	—	—
Total	$10,629,169	$7,960,436

Audit Fees. The aggregate fees billed for the fiscal years ended November 30, 2018 and 2017, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, and services provided in connection with statutory and regulatory filings.

Audit Related Fees. The aggregate fees billed for the fiscal years ended November 30, 2018 and 2017 were for professional services rendered relating to attestation and compilation services for our subsidiaries in connection with statutory and regulatory filings.

Tax Fees. The aggregate fees billed for the fiscal years ended November 30, 2018 and 2017 were primarily for professional services rendered relating to domestic and foreign tax compliance services and consulting services for international tax and planning services.

All Other Fees. Not applicable.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

The Board recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving SYNNEX’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by SYNNEX’ independent registered public accountants and reviewing their reports regarding SYNNEX’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. SYNNEX’ management is responsible for preparing SYNNEX’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by SYNNEX’ management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that SYNNEX’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee reviewed with the independent registered public accountants their judgments as to the quality, not just the acceptability, of its accounting principles and has discussed with the independent registered public accountants the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees”. The Audit Committee has also received the written disclosures and letter from the independent registered public accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independence of that firm. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee has discussed with SYNNEX’ internal and independent registered public accountants, with and without management present, their evaluations of SYNNEX’ internal accounting controls and the overall quality of SYNNEX’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2018, for filing with the SEC.

Respectfully submitted on February 8, 2019 by the members of the Audit Committee of the Board of Directors:

Ms. Andrea Zulberti, Chair
Ms. Ann Vezina
Mr. Duane Zitzner

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2020 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 20, 2019. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2020 Annual Meeting of Stockholders will be ineligible for presentation at the 2020 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the next Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the next Annual Meeting of Stockholders was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the next Annual Meeting of Stockholders.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission
Division of Corporation Finance 100 F Street, N.E.
Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended November 30, 2018.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting of Stockholders, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 21, 2019

SYNNEX’ 2018 Annual Report has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 5, 2019, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and exhibits are also available at www.synnex.com.

PROXY SYNNEX CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING — MARCH 15, 2019 The undersigned hereby constitutes and appoints Dennis Polk and Simon Leung, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting. You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card. (PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.) , PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 15, 2019. The Proxy Statement and our 2018 Annual Report to Stockholders are available at: http://www.viewproxy.com/synnex/2019.

1. Election of Directors.

	FOR	WITHHOLD
01 – Kevin Murai	☐	☐
02 – Dwight Steffensen	☐	☐
03 – Dennis Polk	☐	☐
04 – Fred Breidenbach	☐	☐
05 – Hau Lee	☐	☐
06 – Matthew Miau	☐	☐
07 – Gregory Quesnel	☐	☐
08 – Ann Vezina	☐	☐
09 – Thomas Wurster	☐	☐
10 – Duane Zitzner	☐	☐
11 – Andrea Zulberti	☐	☐

I plan on attending the meeting ☐

CONTROL NUMBER → __________

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Signature of Stockholder Date

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Signature of Stockholder Date

SCAN TO VIEW MATERIALS & VOTE ▷

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PROXY VOTING INSTRUCTIONS

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/SNX

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

MAIL

Vote Your Proxy by Mail:

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE¸ 1. Election of Directors. FOR WITHHOLD FOR WITHHOLD 01 – Kevin Murai ☐ ☐ 07 – Gregory Quesnel ☐ ☐ 02 – Dwight Steffensen ☐ ☐ 08 – Ann Vezina ☐ ☐ 03 – Dennis Polk ☐ ☐ 09 – Thomas Wurster ☐ ☐ 04 – Fred Breidenbach ☐ ☐ 10 – Duane Zitzner ☐ ☐ 05 – Hau Lee ☐ ☐ 11 – Andrea Zulberti ☐ ☐ 06 – Matthew Miau ☐ ☐ I plan on attending the meeting ☐ FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 2. An advisory vote to approve our Executive 3. Ratification of the appointment of KPMG Compensation. ☐ ☐ ☐ LLP as the independent registered public ☐ ☐ ☐ accountants. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should give their full titles. CONTROL NUMBER Signature of Stockholder Date Signature of Stockholder Date, PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED., PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone¨ INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Vote Your Proxy by Phone: Vote Your Proxy by Mail: Go to www.AALvote.com/SNX Call 1 (866) 804-9616 Have your proxy card available Use any touch-tone telephone to Mark, sign, and date your proxy when you access the above vote your proxy. Have your proxy card, then detach it, and return it -website. Follow the prompts to card available when you call. in the postage-paid envelope vote your shares. Follow the voting instructions to provided. vote your shares.